Exhibit 99.1

Central Vermont Public Service

NEWS RELEASE

For Immediate Release:  March 15, 2010
Central Vermont Reports 2009 Fourth Quarter Earnings

▪	2009 earnings of $20.4 million, or $1.74 per diluted share, 22 cents higher than 2008

➢	$0.1 million decrease in operating revenue
➢	$7.5 million decrease in purchased power expense
➢	$6.8 million increase in other operating expenses
➢	$1.2 million increase in equity in earnings of affiliates
➢	$2.4 million increase in other income, net

▪	Fourth-quarter earnings of $2.1 million, or 18 cents per diluted share, 19 cents higher than 2008

➢	$4.3 million increase in operating revenue
➢	$1.0 million decrease in purchased power expense
➢	$2.0 million increase in other operating expenses
➢	$0.3 million increase in equity in earnings of affiliates

▪	Earnings for 2010 are forecasted to be in the range of $1.55 to $1.70 per diluted share.

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported consolidated earnings of $20.4 million, or $1.74 per diluted share of common stock, for the 12 months of 2009, compared to $16 million, or $1.52 per diluted share of common stock, for the same period in 2008.

CV reported fourth-quarter 2009 consolidated earnings of $2.1 million, or 18 cents per diluted share of common stock, compared to a loss of $0.1 million, or 1 cent per diluted share of common stock, for the same period last year.

"Perhaps most significant, Moody’s Investors Service rated the company at investment grade in the fourth quarter, markedly improving our borrowing capability,” President Bob Young said.  “These ratings will allow CVPS to borrow short-term capital at lower rates than we could otherwise expect to receive, and will reduce or eliminate collateral requirements in many power purchase and power sales contracts, so this expands our options as we look to secure new power supply in the future.

“We also plan to continue to make significant capital investments in our company and Vermont’s transmission system through Transco, providing customers with good reliability and investors with a solid return,” Young said.

2009 results compared to 2008
Operating revenues decreased $0.1 million year-over-year, including a $5.5 million decrease in retail revenues, an increase of $1.4 million in the provision for rate refunds, partially offset by a $1.2 million increase in other operating revenues, and a $5.6 million increase in resale revenue.  The decrease in retail revenues resulted from lower average usage resulting from the sluggish economy, energy conservation, and the loss of three commercial and industrial customers due to plant closures, partially offset by higher average unit prices due to customer usage mix.  The provision for rate refund is related to the 2009 deferrals of over-collection of power, production and transmission costs as required by the power cost adjustment clause within our alternative regulation plan.  The over-collection of power costs is being returned to retail customers through the second quarter of 2010.  Other operating revenues increased primarily due to increased sales of transmission rights and renewable energy credits and increased wholesale rates.  Resale revenues increased due to higher volumes of excess power available for resale, partially offset by lower average market prices.

Purchased power expense decreased $7.5 million, primarily due to a $9.7 million reduction of short-term power purchases and a $3.9 million decrease in purchases from Independent Power Producers.  These reductions were partially offset by an increase in other power costs of $6.1 million.  This was primarily due to higher output at the Vermont Yankee plant in 2009 and because there were no refueling outages at the Vermont Yankee or Millstone III plants in 2009.  Other operating expenses increased $6.8 million, primarily due to a $5.7 million increase in transmission expenses due to higher rates and higher costs from Vermont Transco LLC ("Transco") for its capital projects, offset by higher NOATT reimbursements.  Other increased costs included higher regulatory amortizations of $2.2 million, primarily related to the recovery of 2008 major storm costs, higher depreciation expense of $1.3 million, higher property taxes of $1.3 million and higher reserves for uncollectible accounts of $0.5 million.  These higher costs were partially offset by a $3.8 million decrease in maintenance expenses, primarily due to lower service restoration costs.  There were several major storms in 2008, but just one major storm in 2009.

Equity in earnings of affiliates increased $1.2 million, principally due to the $3.1 million investment that we made in Transco in December 2008, and other accumulated adjustments.  Other income, net increased $2.4 million, largely due to an increase in the cash surrender value of variable life insurance policies held in trust to fund a supplemental employee retirement plan.

Fourth quarter 2009 results compared to 2008
Fourth quarter operating revenues increased $4.3 million for many of the same reasons described above.

Purchased power expense decreased $1 million for the same reasons described above.  Short-term purchases decreased $5.9 million, partially offset by an increase in other purchases of $4.8 million.

Other operating expenses increased $2 million, including a $2.4 million increase in transmission expenses, and for many of the same reasons described above.  These higher costs were partially offset by lower maintenance costs for the same reasons described above.

Equity in earnings of affiliates increased $0.3 million for the same reasons described above.

2008 Common Stock Issuance
Earnings per share for 2009 reflect the impact of the November 2008 common stock issuance. On November 24, 2008, CV issued 1,190,000 shares, resulting in net proceeds of approximately $21.3 million.  The net proceeds of the offering were used for general corporate purposes, including the repayment of debt, capital expenditures, investments in Transco and working capital requirements.  The common stock issuance decreased per-diluted-share earnings by 18 cents in 2009.  There was no significant impact to per-diluted-share earnings for the fourth quarter of 2009.

2010 Financial Guidance
CV anticipates annual 2010 earnings to be in the range of $1.55 to $1.70 per diluted share.  As part of the alternative regulation plan base rate filing approved by the Vermont Public Service Board, the company's allowed rate of return for 2010 will be 9.59 percent, down from 9.77 percent for 2009.

Webcast
CV will host an earnings teleconference and webcast on March 15, 2010, beginning at 2 p.m. EST.  At that time, CV President and CEO Robert Young and CV Chief Financial Officer Pamela Keefe will discuss the company’s financial results, as well as progress made toward achieving the company’s long-term strategy.

Interested parties may listen to the conference call live on the Internet by selecting the "CVPS Q4 2009 Earnings Call" link on the "Investor Relations" section of the company’s website at www.cvps.com. An audio archive of the call will be available later that day at the same location or by dialing 1-877-660-6853 within the U.S. or internationally by dialing 1-201-612-7415 and entering Account 286 and Conference ID 341962.

About CV
CV is Vermont’s largest electric utility, serving approximately 159,000 customers statewide.  CV’s non-regulated subsidiary, Catamount Resources Corporation, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Form 10-K
On Monday, March 15, 2010, the company filed its annual 2009 Form 10-K with the Securities and Exchange Commission.  A copy of that report is available on our web site, www.cvps.com, under the "Investor Relations" section. Please refer to it for additional information regarding our condensed consolidated financial statements, results of operations, capital resources and liquidity.

Reconciliation of Earnings Per Diluted Share
	Twelve Months	Fourth Quarter
	2009 vs. 2008	2009 vs. 2008
2008 Earnings per diluted share	$1.52	$(0.01)

Year-over-Year Effects on Earnings:
Lower purchased power expense	0.42	0.06
Higher equity in earnings of affiliates	0.09	0.02
Higher operating revenues	0.00	0.25
Higher transmission expense	(0.32)	(0.14)
Common stock issuance (Nov. 2008) - 1,190,000 additional shares	(0.18)	0.00
(Higher) lower other operating expenses	(0.02)	0.01
Other (mostly variable life insurance)	0.23	(0.01)
2009 Earnings per diluted share	$1.74	$0.18

(a)
The additional shares from the November 2008 stock issuance were excluded from the 11,764,277 average shares of common stock - diluted for the fourth quarter and the 11,705,518 average shares of common stock - diluted for the twelve months, for the purposes of computing the individual EPS variances shown above in order to provide comparable information for 2009 vs. 2008.

Forward-Looking Statements
Statements contained in this press release that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995.  Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets, volatility in the financial markets, and our ability to maintain our current credit ratings.  These and other risk factors are detailed in CV's Securities and Exchange Commission filings.  CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release.  CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 742-3062 (pager)
Contact:	Pamela Keefe, Senior Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: pkeefe@cvps.com

Central Vermont Public Service Corporation - Consolidated
Earnings Release
(dollars in thousands, except per share amounts)

	Three Months Ended December 31		Twelve Months Ended December 31
Condensed income statement	2009	2008	2009	2008
Operating revenues:
Retail sales	$71,997	$71,732	$277,529	$283,073
Resale sales	13,027	8,211	54,279	48,641
Provision for rate refund	(561)	(234)	(1,689)	(296)
Other	2,490	2,975	11,979	10,744
Total operating revenues	86,953	82,684	342,098	342,162

Operating expenses:
Purchased power - affiliates and other	40,091	41,132	157,982	165,451
Other operating expenses	44,084	42,059	160,195	153,403
Income tax expense	492	(947)	5,033	4,878
Total operating expense	84,667	82,244	323,210	323,732
Utility operating income	2,286	440	18,888	18,430

Other income:
Equity in earnings of affiliates	4,276	4,022	17,472	16,264
Other, net	3	13	1,511	(879)
Income tax expense	(1,632)	(1,512)	(5,640)	(5,862)
Total other income	2,647	2,523	13,343	9,523

Interest expense	2,753	2,968	11,482	11,568
Net income	2,180	(5)	20,749	16,385
Dividends declared on preferred stock	92	92	368	368
Earnings available for common stock	$2,088	$(97)	$20,381	$16,017

Per common share data
Earnings per share of common stock - basic	$0.18	$(0.01)	$1.75	$1.53
Earnings per share of common stock - diluted	$0.18	$(0.01)	$1.74	$1.52

Average shares of common stock outstanding - basic	11,697,392	10,863,926	11,660,170	10,458,220
Average shares of common stock outstanding - diluted	11,764,277	10,863,926	11,705,518	10,536,131

Dividends declared per share of common stock	$0.00	$0.00	$0.92	$0.92
Dividends paid per share of common stock	$0.23	$0.23	$0.92	$0.92

Supplemental financial statement data
Balance sheet
Investments in affiliates			$129,733	$102,232
Total assets			$632,152	$626,126
Notes Payable (reclassified to long-term debt)			$0	$10,800
Common stock equity			$231,423	$219,479
Long-term debt (excluding current portions)			$201,611	$167,500

Cash Flows
Cash and cash equivalents at beginning of period			$6,722	$3,803
Cash provided by operating activities			42,042	28,400
Cash used for investing activities			(52,931)	(40,498)
Cash provided by financing activities			6,236	15,017
Cash and cash equivalents at end of period			$2,069	$6,722

Refer to our annual 2009 Form 10-K for additional information.